Exhibit 99.6

CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.

Re: Registration Statement (File No. 333-            ) of Pixelworks, Inc.

We hereby consent to the use in the above-referenced Registration Statement, and in the related Prospectus, of Pixelworks, Inc., including all amendments thereto, covering the securities of Pixelworks, Inc. to be issued in connection with the proposed merger of Pixelworks, Inc. and Genesis Microchip Inc., and in the related Joint Proxy Statement of Pixelworks, Inc. included in the above-referenced Registration Statement, as amended, of our opinion dated March 17, 2003 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description therein of such opinion; and to the references therein to us under the headings “Summary Of The Joint Proxy Statement/Prospectus—Opinion of Dresdner Kleinwort Wasserstein, Inc.”; “The Merger—Background of the Merger, —Recommendations of the Genesis Microchip Board of Directors, —Opinion of Dresdner Kleinwort Wasserstein, Inc.”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/S/    DRESDNER KLEINWORT WASSERSTEIN, INC.

DRESDNER KLEINWORT WASSERSTEIN, INC.

New York, New York

April 18, 2003